Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Extreme Networks, Inc. of our reports dated August 28, 2009, with respect to the consolidated financial statements and schedule of Extreme Networks, Inc. included in its Annual Report (Form 10-K) for the year ended June 28, 2009, and the effectiveness of internal control over financial reporting of Extreme Networks, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

March 5, 2010